SECURED CONVERTIBLE PROMISSORY NOTE
Up to $2,300,000     July 12, 2024
FOR VALUE RECEIVED, MOMENTUS INC. (the “Borrower”) hereby unconditionally promises to pay to the order of SPACE INFRASTRUCTURES VENTURES, LLC (the “Lender”) the principal amount of up to $2,300,000 to the account specified by the Lender from time to time in writing, pursuant to the terms of this secured, convertible promissory note (together with all documents, instruments, and agreements entered into and/or delivered in connection herewith, the “Secured Note”).
Recitals
WHEREAS, the Borrower requires additional liquidity to fund day-to-day working capital needs and for general corporate purposes; and
WHEREAS, the Borrower has requested that the Lender provide financing to fund such needs and requirements, and the Lender has agreed to provide secured, convertible financing in two tranches in accordance with the provisions of this Secured Note.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and Lender agree as follows:
1.Principal Amount of Note. The principal amount of the loans to be extended pursuant to this Secured Note is $2,300,000 (the “Total Commitment Amount”), which shall be made available to the Borrower in two tranches, subject to the prior satisfaction of all conditions to borrowing in this Secured Note, as follows: (a) on or after July 17, 2024, the Borrower may borrow up to $500,000 of the Total Commitment Amount (the “First Loan”), and (b) on or after August 7, 2024, the Borrower may borrow up $1,800,000 of the Total Commitment Amount (the “Second Loan”, and together with the First Loan, the “Loans”; each date on which the Borrower borrows a Loan (i.e., receives Loan funds), a “Borrowing Date”). Any amounts repaid may not be re-borrowed. The Lender may, in its sole and absolute discretion, agree to provide additional convertible debt financing under this Secured Note, subject to mutual agreement between the Lender and the Borrower on the terms of such additional financing. The Loans must be borrowed prior to September 1, 2024, or the commitment of the Lender and this Secured Note shall terminate (the “Outside Date”). If no Loans are made under this Secured Note, the Borrower shall have no repayment obligations hereunder.
2.Interest. (a) Interest shall accrue on the outstanding principal amount of the Loans once made at a rate of fifteen percent (15%) per annum based on a 360-day year and shall be added to the principal amount of the Secured Loan and paid on the Maturity Date (as defined below). (b) In the event of an Event of Default (as defined below), default interest shall accrue on the outstanding principal amount of the Secured Note at 2% per annum above the non-default rate set forth above (“Default Interest”) and be payable on demand in cash. (c) At the option of the Lender, all accrued but unpaid interest, whether at the non-default or default rate, shall be paid by the Borrower to Lender in common shares of the Borrower (“Common Stock”) in accordance with Section 13(a).
3.Amortization. The Borrower shall repay the principal amount of the Loans as follows: (a) twenty-five percent (25%) on December 1, 2024, (b) twenty-five percent (25%) on March 1, 2025, (c) twenty-five percent (25%) on June 1, 2025, and (d) twenty-five percent (25%) on September 1, 2025.
4.Use of Proceeds. The Loans shall be used solely for the following purposes: (a) funding day-to-day working capital needs in the ordinary course of business, consistent with the Borrower’s practices prior to the date hereof; (b) for general corporate purposes in the ordinary course of business, consistent with the Borrower’s practices prior to the date hereof; and (c) solely from the proceeds of the Second Loan, to repay the secured loans (and all accrued but unpaid interest, fees and expenses) made to the Borrower pursuant to those certain Secured Promissory Notes each dated June 21, 2024 (the “Director Notes”), in the aggregate amount of $500,000, made individually by (i) Brian Kabot, (ii) Paul Ney, (iii) Chris Hadfield, (iv) John Rood, (v) Victorino Mercado, and (vi) Mitchel Kugler to the Borrower (collectively the “Director Loans”, and each lender of a Director Loan, a “Director Lender”). Unless already paid from the sale of any Permitted Collateral Sale (as defined below) or otherwise, the Director Loans shall be repaid from the proceeds of the Second Loan. It is a condition to the making of the Second Loan and repayment of the Director Loans therefrom that all Director Lenders provide Lender with a full written release of liabilities arising from or related to the Director Notes, this Secured Note and the transaction contemplated hereby and to be effective upon the receipt of repayment funds by the individual Director Lenders, which releases shall be in form and substance satisfactory to Lender (the “Director Lender Releases”). Upon receipt by Lender of all Director Lender Releases, Lender shall wire transfer the applicable repayment amounts directly to each Director Lender, and then make the balance of the proceeds of the Second Loan available to the Borrower. Without the prior written consent of the Lender, the Borrower shall not use the Loans for any other purposes, including, without limitation, to (a) increase the compensation of any employees or directors, (b) purchase the assets or equity of any other person or entity, (c) extend financing to any person or entity, (d) fund any capital expenditures in excess of $100,000, (e) except for the Director Loans, repay any debts or obligations existing as of the date hereof other than in the ordinary course of business, and (f) invest in any person, entity or enterprise.
5.Maturity Date. Unless paid or converted earlier as provided herein, and subject to Sections 2(b) and (c), all amounts due and payable under this Secured Note, including all outstanding principal, accrued interest, fees and costs (collectively, the “Obligations”), shall be due and payable in full and in cash on September 1, 2025 (the “Maturity Date”), unless extended by the Lender in its sole and absolute discretion. All payments received shall be applied first against costs of collection (if any), then against accrued and unpaid (or unconverted) interest on this Secured Note and then against the outstanding principal balance, if any, of this Secured Note.

6.Voluntary Prepayments. The Borrower shall have the right to repay all, but not less than all, Obligations outstanding under this Secured Note in full at any time prior to the Maturity Date subject to the Borrower paying the Lender a prepayment fee equal to ten percent (10%) of the outstanding Obligations due under this Secured Note on the date of the payment (the “Prepayment Fee”). Any prepayments that do not include the Prepayment Fee shall be void.
7.Mandatory Repayments. Unless the CFIUS Condition (as defined below) shall have been satisfied in which case Section 13(b)(ii) shall apply, the Borrower shall repay all, but not less than all, Obligations outstanding under this Secured Note in cash in the event of any of the following: (a) a merger or consolidation in which the Borrower is a constituent party and the Borrower issues shares of its capital stock pursuant to such merger or consolidation, (b) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, by the Borrower of all or a material portion of the assets of the Borrower (excluding any proceeds from a Permitted Collateral Sale), (c) the liquidation, dissolution or winding up of the Borrower or any of its subsidiaries, whether voluntary or involuntary (the occurrence of any of the events set forth in clauses (a) - (c), each, a “Liquidity Event”), or (d) any change in the ownership of the Borrower occurs where any person or entity, directly or indirectly, becomes the beneficial owner of more than fifty percent (50%) of the voting shares of the Borrower (or obtains the rights to acquire such shares), a majority of the members of the board of directors in existence on the date hereof shall be replaced with other members, or management of the Borrower declares that a change of control has occurred, irrespective of any occurrences described above (a “Change of Control”).
8.Representations, Warranties and Covenants of Borrower. To induce the Lender to enter into this Secured Note, the Borrower represents and warrants to the Lender as of this date and on each Borrowing Date as set forth below. All representations, warranties and covenants of the Borrower contained in this Secured Note shall survive until the repayment in full, in cash or shares of Common Stock as provided herein of all Obligations under this Secured Note.
(a)Existence; Power and Authority; Compliance with Laws. The Borrower (a) is a corporation duly organized, validly existing, and in good standing under the laws of its state of organization, (b) has the requisite power and authority, and the legal right, to own, lease, and operate its properties and assets and to conduct its business as it is now being conducted, to borrow under this Secured Note, to execute and deliver this Secured Note, and to perform its obligations hereunder, and (c) is in compliance with all laws applicable to the Borrower except to the extent that the failure to comply therewith could not reasonably be expected to have a material adverse effect on the business of the Borrower.
(b)Authorization; Execution and Delivery. The execution and delivery of this Secured Note by the Borrower, its borrowings hereunder, and the performance of its Obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws. The Borrower has duly executed and delivered this Secured Note.
(c)No Approvals. No consent, authorization, or order of, filing with, notice to, license from, or other act by, or in respect of, any governmental authority or any other person is required in order for the Borrower to borrow under this Secured Note or to execute, deliver, or perform any of its obligations under this Secured Note.
(d)No Violations. The execution and delivery of this Secured Note, the borrowing under this Secured Note, and the consummation by the Borrower of the transactions contemplated hereby do not and will not (a) violate any law applicable to the Borrower or by which any of its properties or assets may be bound or (b) constitute a material default under any material agreement or contract by which the Borrower is bound.
(e)Enforceability. This Secured Note is a valid, legal, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(f)Business Plan. The Borrower shall deliver to the Lender a business plan not later than September 1, 2024, in form and substance satisfactory to the Lender.
(g)Restrictions on Other Indebtedness. The Borrower shall not incur, acquire, guarantee or otherwise become responsible or liable for any indebtedness that is senior to or pan passu with the Obligations, without the prior written consent of the Lender.
(h)CFIUS Filing. As soon as practicable following the date hereof, the Borrower and the Lender shall cooperate to prepare and submit a filing (the “CFIUS Filing”) to the Committee on Foreign Investment in the United States (“CFIUS”) and use reasonable best efforts to satisfy the CFIUS Condition; provided, however, that the Lender shall not be required to satisfy the CFIUS Condition if doing so would obligate it to accept a Burdensome Condition (as defined below). The CFIUS Filing shall describe this Secured Note and shall also describe any and all other transactions in which the parties intend to engage.
(i)Director Lender Consents. The Borrower shall have obtained and delivered to the Lender the written consent of each Director Lender authorizing the Borrower to enter into and perform its obligations under this Secured Note, borrow the Loans on the provisions set forth in this Secured Note and incur the Obligations, and grant the Lender the liens and security interests on the Collateral.
9.Security Grant. To secure the prompt payment and performance in full of all Obligations, on the Borrowing Date of the First Loan the Borrower hereby grants to the Lender, and pledges to the Lender, a valid, binding, enforceable, continuing, first priority lien on and security interest in all existing and after acquired tangible and intangible real and personal property and other assets of the Borrower, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Borrower, regardless of where located (collectively, the “Collateral”), including, without limitation, all of the following: (a) all Accounts, (b) all Equipment, Goods, Inventory and Fixtures, (c) all Documents, Instruments (including all Promissory Notes) and Chattel Paper, (d) all Contracts, together with all Contract Rights (including all insurance claims) arising therefrom, (e) all Letters of Credit and Letter-of-Credit

Rights, (f) all Investment Property, (g) all Intellectual Property, (h) all Commercial Tort Claims, (i) all General Intangibles, (j) all Money and all Deposit Accounts, (k) all Supporting Obligations, (1) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records relating to the Collateral and any General Intangibles at any time evidencing or relating to any of the foregoing, and (m) to the extent not covered above, all other assets, whether tangible or intangible, all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty in respect of the any of the foregoing. Capitalized terms used in this Section but not otherwise defined in this Secured Note have the meaning given to such terms in the Uniform Commercial Code as in effect from time to time in the State of Delaware.
10.Priority of Security Interest. The Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority fully perfected security interest in the Collateral (subject only to the Lender and/or the Borrower taking whatever actions are required under applicable law to perfect and maintain such security interest); provided, however, that until all amounts owing under the Director Notes are repaid in full, this Secured Note shall be immediately subordinated to the liens and security interests of the Director Lenders to the extent set forth in the Director Notes as such documents exist on this date without regard to any amendments, restatements, modifications or supplements thereto.
11.Permitted Collateral Sale. At any time prior to the Outside Date, the Borrower is hereby authorized to sell in one or more transactions to a third party, for reasonable equivalent value, any Collateral, other than, without Lender’s prior written consent, any Collateral that is a core business asset of the Borrower (a “Permitted Collateral Sale”), free and clear of Lender’s liens and security interests, and Lender’s liens and security interests on and in any Collateral sold in accordance with this Section shall not attach to the cash proceeds of any such sales; provided, however, that if any Permitted Collateral Sale is later unwound for whatever reason by a court of competent jurisdiction, the parties to such transaction, or otherwise, the Lender’s liens and security interests on and in all Collateral that was included in such Permitted Collateral Sale shall automatically be reinstated and apply without the need for any action on the part of the Borrower or Lender. Such core business assets shall include without limitation all intellectual property and know-how; all tools and facilities which are not commercially replaceable that are used in the construction of Vigoride or M1000 satellites or the retractable solar arrays; and other such devices or materials which are not commercially replaceable that are necessary for the launch and post-launch servicing of satellites. Any sales of (i) any completed or partial Vigorides, or (ii) any commercially replaceable test bed components relating to Vigorides for reasonable equivalent value shall be deemed a Permitted Collateral Sale.
12.Authorization to File Financing Statements. The Borrower hereby authorizes the Lender to file financing statements and all other instruments, without notice to the Borrower or any further approvals or signatures of the Borrower, with all appropriate jurisdictions and agencies to perfect or protect the Lender’s lien, interest, and rights under this Secured Note. Such financing statements and other instruments may specify the Collateral as “all assets of the

Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Lender’s discretion.
13.Conversion. Notwithstanding anything to the contrary in this Secured Note, unless and until (a) shareholder approval is obtained by the Borrower, the conversion of Obligations pursuant to the provisions of this Secured Note is limited such that the Lender’s ownership of Common Stock does not exceed twenty percent (20%) of the Borrower’s outstanding shares on any date of determination (the “NASDAQ Condition”), and (b) the CFIUS Condition is satisfied, no conversion of Obligations under this Secured Note shall occur.
(a)Optional Conversion of Interest. Subject to satisfaction of the CFIUS Condition and the NASDAQ Condition, notwithstanding anything to the contrary contained herein, in lieu of making cash payments of accrued interest due to the Lender pursuant to the terms of this Secured Note, the Lender, in its sole discretion, may elect to convert the amount of any accrued and unpaid interest due and payable pursuant to this Secured Note into that number of shares of Common Stock at a conversion price equal to the five (5) day average closing price of the Borrower’s Common Stock as reported on Nasdaq for the five (5) trading days immediately preceding the date hereof (the “Conversion Price”), as shall equal the amount of accrued and unpaid interest due and payable to the Lender. Upon the Lender’s delivery to the Borrower of a notice of election to convert, the outstanding accrued but unpaid interest subject to conversion shall be converted without any further action by the Lender. The Lender shall be treated for all purposes as the record holder of such shares of Common Stock as of the date of the Lender’s delivery to the Borrower of the applicable notice of election to convert.
(b)Automatic Conversion of all Obligations.
i.On the Maturity Date, and subject to (a) receipt of the CFIUS Approval (defined below) or (b) the passage of 30 days following the acceptance of a filing (either a declaration or a joint notice) by CFIUS, consistent with 31 C.F.R. § 800.401 ((a) and (b) collectively, the “CFIUS Condition”), applicable law and/or Nasdaq requirements, all of the outstanding Obligations shall automatically convert into Common Stock at the Conversion Price. The Lender shall be treated for all purposes as the record holder of such shares of Common Stock upon such conversion. The CFIUS Approval means any of the following: (i) CFIUS has issued a written notice stating that the transactions described in the CFIUS Filing do not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (ii) CFIUS has issued a written notice that it has concluded all action under the Defense Production Act of 1950, as amended, and all rules and regulations thereunder (the “DPA”) with respect to the transactions described in the CFIUS Filing pursuant to 31 C.F.R. § 800.407(a)(4), 31 C.F.R. § 800.506, or 31 C.F.R. § 800.508(d), (iii) in response to the parties’ filing of a CFIUS declaration specifically, pursuant to 31 C.F.R. § 800.407(a)(2), CFIUS has informed the parties to the CFIUS declaration that it is not able to complete action under the DPA on the basis of the CFIUS declaration and that the parties may file a CFIUS notice under the DPA; or (iv) if CFIUS has sent a report to the President of the United States requesting the President’s decision, the President has announced a decision pursuant to the DPA not to take any action to suspend or prohibit the transactions described in the CFIUS Filing; provided, however, that if the written notice described in clause (ii) above or the President’s decision described in clause (iv) above requires or contemplates that Lender or any of its affiliates take or agree to take, or will take or agree to take, any actions that would, individually or in the aggregate, reasonably be expected to constitute a Burdensome Condition (as defined below), then such notice or Presidential decision will not constitute CFIUS Approval unless Lender agrees to accept such Burdensome Condition.
ii.In addition, prior to the Maturity Date and subject to satisfaction of the CFIUS Condition, all of the outstanding Obligations shall automatically convert into Common Stock at the Conversion Price upon the occurrence of a Liquidity Event or Change of Control. The Lender shall be treated for all purposes as the record holder of such shares of Common Stock upon such conversion.
iii.In the event that the Borrower at any time after the date hereof effects a subdivision or split of its Common Stock into a greater number of shares of Common Stock or shall issue a stock dividend on the outstanding Common Stock, then the Conversion Price shall be proportionately decreased and the number of shares of Common Stock issuable upon conversion of this Secured Note shall be proportionately increased, effective as of the close of business on the date of such subdivision or split or the issuance of such dividend. In the event the Borrower at any time after the date hereof effects a combination or reverse stock split into a lesser number of shares of Common Stock, then in each such event the Conversion Price shall be proportionately increased and the number of shares of Common Stock issuable upon conversion of the Obligations shall be proportionately decreased, effective as of the close of business on the date of such combination or reverse stock split.
iv.If at any time the number of shares of Common Stock issuable upon conversion of any Obligations shall not be sufficient to effect the conversion of such Obligations, the Borrower shall effect all such corporate action as is necessary to increase its authorized but unissued shares of Common Stock issuable upon conversion of any such Obligations as shall be sufficient for such purpose. In the event, for whatever reason, the Borrower is not able to, or does not, increase its authorized but unissued shares of Common Stock issuable upon conversion of any such Obligations as shall be sufficient for such purpose within thirty (30) days of the time of conversion, the Borrower shall pay all underlying Obligations in cash within one (1) Business Day thereafter.
v.The Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Lender agrees to furnish any additional information requested by the Borrower or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the conversion of any Obligations.
vi.The Lender understands that the Common Stock issuable upon conversion of any Obligations has not been, and may not be, registered under the Securities Act or state securities laws by reason of specific exemptions from the registration provisions thereof which depend on, among other things, the bona fide nature of the investment intent and the accuracy of the Lender’s representations as expressed herein. The Lender understands that any unregistered shares of Common Stock are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, the Lender must hold such shares of Common Stock indefinitely unless they are registered with the Securities and Exchange Commission (“SEC”) and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Lender acknowledges that the Borrower has no obligation to register or qualify the Common Stock issuable upon conversion of any Obligations for resale and further acknowledges that, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Common Stock, and on requirements relating to the Borrower which are outside of the Lender’s control, and which the Borrower is under no obligation, and may not be able, to satisfy. The Lender acknowledges that the Borrower has taken no action in foreign jurisdictions with respect to the Common Stock issuable upon conversion of any Obligations, and the Borrower is under no obligation to do so.
14.Events of Default. Upon the occurrence of any of the following events and subsequent provision by the Lender to the Borrower of written notice of such event and, unless otherwise specified below, a five (5) Business Day opportunity to cure (each, an “Event of Default”), the Lender may, at its option, by written notice to the Borrower declare all Obligations to be immediately due and payable in full:
(a)The Borrower shall fail to pay any amounts due under this Secured Note in accordance with the provisions hereof;
(b)The Borrower shall fail to comply with any of the covenants or other provisions of this Secured Note;
(c)The incurrence by the Borrower of any secured indebtedness that is senior to or pari passu with the Obligations in contradiction to this Secured Note;
(d)Any representation, warranty, or other statement made by the Borrower in this Secured Note shall prove to have been incorrect or misleading in any material respect when made (including on this date and any Borrowing Date) or deemed to have been made;
(e)The commencement against the Borrower of a bankruptcy case or any other liquidation proceeding under laws affecting the rights of debtors and creditors, or a receiver, liquidator, monitor, or other fiduciary or similar person or entity is appointed over the Borrower or any of the Collateral and, such case, proceeding or appointment continues for 30 days unless the Borrower earlier acquiesces in any such action taken against it, in which case, upon written notice from the Lender to the Borrower, the cure period shall be terminated;
(f)The commencement by the Borrower of a bankruptcy case or any other liquidation proceeding under laws affecting the rights of debtors and creditors, assignment for the benefit of creditors, wind-down, or other in-court or out-of-court liquidation or similar process or proceeding (any such proceeding described in this Section 14(f) or in Section 14(e) above, a “Bankruptcy Event”); there shall be no cure period with respect to the occurrence of an Event of Default under this clause; and
(g)Any default shall occur under any Director Note and be continuing beyond any applicable cure period.
As used in this Secured Note, “Business Day” means any day that is not a Saturday or Sunday or any day on which commercial banks in Delaware are required or permitted to be closed.
15.Remedies.
(a)In addition to any other rights, remedies, or powers that the Lender may have under this Secured Note or pursuant to applicable law, and without limitation thereof, upon and at any time during the occurrence of any Event of Default, the Lender may, by written notice to Borrower, declare the Obligations to be immediately due and payable and may exercise some or all of its rights and remedies under this Secured Note or applicable law against the Borrower and/or the Collateral.
(b)The rights, powers, and remedies of the Lender, as provided in this Secured Note and under applicable law, shall be cumulative and concurrent and may be pursued singularly, successively, or together, at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise or to continue to exercise any such right or remedy shall in no event be construed as a waiver or release thereof. Unless required by, and not waivable under, applicable law in any action, sale of collateral, or other proceedings to enforce this Secured Note, the Lender need not file or produce the original of this Secured Note but only need file or produce a photocopy of this Secured Note certified by the Lender to be a true and correct copy of this Secured Note.
(c)Notwithstanding the subordination of the Obligations to the obligations to the Director Lenders under the Director Notes, the Lender shall be entitled to pursue all of its rights and remedies hereunder and under applicable law as long as the Lender shall pay off all obligations owing under the Director Notes from the net proceeds of any such enforcement action prior to applying any of such proceeds to the Obligations.
16.Rescission of Payments. If at any time any payment made by the Borrower under this Secured Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, liquidation, or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made and to the extent that this Secured Note has been terminated or deemed terminated, this Secured Note shall be revived and reinstated with respect thereto. The obligations of the Borrower under this Section shall survive the Maturity Date, the payment in full of the Obligations, or conversion to Common Stock, and the termination of this Secured Note.

17.No Control, Joint Venture, or Partnership. In connection with this Secured Note, the Borrower is not providing to the Lender, and the Lender is not receiving, any power to “control” (as defined at 31 C.F.R. § 800.208) the Borrower or any rights, access, or involvement (as described in 31 C.F.R. § 800.211(b)) in the Borrower. Nothing in this Secured Note shall be interpreted or construed (a) to create an association, agency relationship, joint venture, or partnership among the parties or to impose any partnership obligation or liability upon either party or (b) to create any other relationship between the parties other than that of borrower and lender. In addition, nothing in this Secured Note shall be deemed to authorize or empower either party to act as agent for the other party, or to conduct business in the name, or for the account, of the other party.
18.Notices. Any notice required or permitted to be given under this Secured Note shall be sufficient if in writing and sent by reputable overnight courier or email as set forth below:

If to Borrower:	Mr. Lon Ensler Interim Chief Financial Officer Momentus Inc. 3901 N. 1st Street San Jose, CA 95134 Lon.Enslerext@momentusspace.com With copy to: Legal@momentusspace.com
If to Lender:	Space Infrastructures Ventures, LLC c/o Hogan Lovells US LLP 8350 Broad Street, 17th Floor Tysons, VA 22102 randy.segal@hoganlovells.com
19.Indemnity. Effective as of the Borrowing Date of the First Loan, in addition to the payment of expenses pursuant to Section 24, the Borrower shall defend, indemnify, pay and hold harmless, the Lender and its affiliates and their past, present and future respective directors, managers, shareholders, members, officers, employees, counsel, accountants, investors, financial advisors, agents, consultants and other advisors (each, an “Indemnitee”), from and against (i) any taxes (other than any tax on the overall net income of the Lender) paid or incurred by the Lender relating to, arising out of, or in connection with this Secured Note, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority, and (ii) any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any person or entity, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Secured Note or the transactions contemplated hereby (including the Lender’s agreement to make a loan or the use or intended use of the proceeds thereof, or any enforcement of this Secured Note), IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided that the Borrower shall have no obligation to any Indemnitee hereunder with respect to the foregoing to the extent arising from the gross negligence or willful misconduct of that Indemnitee as determined by a final, non-appealable order of a court of competent jurisdiction. Notwithstanding any contrary provision in this Secured Note, the obligation of the Borrower with respect to each indemnity given by them in this Secured Note shall survive the Maturity Date, the payment in full of the Obligations, or conversion to Common Stock, and the termination of this Secured Note.
20.Further Assurances.
(a)Upon request by the Lender, the Borrower shall make, execute, and deliver or cause to be made, executed, and delivered to the Lender and, where appropriate, cause to be recorded or filed, as applicable, and from time to time thereafter to be re-recorded or refiled, as applicable, at such time and in such offices and places as shall be deemed necessary or desirable by the Lender, any and all such instruments of further assurance, certificates and other documents as may, in the opinion of Lender, be necessary or desirable to effectuate, complete, or perfect, or to continue and preserve, the operation and effect of this Secured Note, including, without limitation, the security interest granted herein.
(b)The Lender and Borrower shall reasonably cooperate in connection with the CFIUS Filing, including (i) cooperate in all respects with each other in connection with the drafting and filing of the CFIUS Filing and CFIUS’s review or investigation, (ii) respond to all inquiries received from CFIUS for additional information or documentation within the period of time permitted by CFIUS, (iii) promptly inform each other of any material communication with CFIUS, (iv) permit each other to review any communication by the other and consult with the other in advance of any planned meeting or conference, with CFIUS, and, to the extent permitted by CFIUS, grant each other the opportunity to attend and participate in any such planned meeting or conference, provided that neither the Lender nor the Borrower shall be obligated to disclose to the other any communication to CFIUS that the Lender or the Borrower considers to be proprietary or confidential. The Lender and Borrower shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other, all commercially reasonable things necessary, proper, or advisable to satisfy the CFIUS Condition, as promptly as practicable. Notwithstanding the foregoing, nothing in this Section shall require, or be construed to require, Lender or any of its affiliates to agree to, or to accept or suffer to have imposed upon it, with respect to Lender, Borrower, or any of their respective affiliates, any condition or mitigation that would require any of them to (i) sell, hold separate, divest, or discontinue, before or after the closing date, any material assets, businesses, or interests of Lender, Borrower, or any of their respective affiliates; (ii) accept any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, or interests that could reasonably be expected to materially adversely impact the economic or business benefits to Lender of any and all transactions in which the parties intend to engage or be otherwise materially adverse to the Lender, the Borrower, or their affiliates; or (iii) make any material modification or waiver of the terms and conditions of this Secured Note or the documents setting forth the provisions of any and all transactions in which the parties intend to engage following the date hereof (any of the foregoing actions identified in (i), (ii), and (iii), a “Burdensome Condition”).
21.Conditions to Borrowing. The following conditions apply to the making of any Loan (unless otherwise indicated):
(a)No Event of Default and no condition which would constitute an Event of Default with the giving of notice or lapse of time or both shall exist, and there shall not have occurred a Bankruptcy Event;
(b)Each of the representations and warranties made by the Borrowers herein shall be true and correct immediately prior to, and after giving effect to, such Loan;
(c)The making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily, or permanently;
(d)If after giving effect to a request for, and the borrowing of, a Loan, the Total Commitment Amount will not be exceeded;
(e)For each Loan, there shall not have occurred and be continuing any Event of Default (as defined in the Director Notes) under any Director Notes;
(f)There shall not have occurred any event, change, circumstance, effect, or other matter that has, individually or in the aggregate, a material adverse effect on (i) the financial condition or results of operations of the Borrower or its business, taken as a whole as of the date hereof; or (ii) the condition or value of any material portion of the Borrower’s assets;
(g)The Borrower shall have sent a written borrowing notice (each, a “Borrowing Notice”) to the Lender setting forth (i) the amount of the Loan being requested, (ii) the date the Loan being requested is to be funded, which shall be at least five (5) Business Days after the date the Lender receives the Borrowing Notice, (iii) the intended use of the proceeds of the Loan, (iv) where the Loan funds should be wire transferred, including where the funds should be wired by the Lender to repay the Director Loans in connection with a borrowing of the Second Loan, (v) confirmation that no Events of Default have occurred and are continuing, and (vi  confirmation that all of the representations and warranties in this Secured Note are accurate as of the date of the Borrowing Notice and the requested Loan funding date. Each Borrowing Notice shall be signed by an authorized officer of the Borrower;
(h)With respect to the Second Loan, Lender shall use commercially reasonable efforts to timely obtain and shall have obtained, financing to fund (i) the maximum amount of the Second Loan and (ii) a debtor in possession financing facility to be made available to Borrower (subject to final documentation, an agreed budget, and court approval) on terms that are at least as favorable as the following: (1) the aggregate amount of such facility and availability thereunder shall be not less than $6,000,0000, (2) the interest rate shall not be more than fourteen percent (14%) per annum, (3) any origination fee and other fees and costs in aggregate shall not be more than two percent (2%) of the total facility amount financed, (4) the term of such facility shall not be less than thirty-six (36) months, and (5) the other terms of such facility shall be on terms no less favorable than set forth in this Secured Note (such financing, an “Acceptable Loan Facility”). If Lender determines in good faith, after using commercially reasonable efforts, that it cannot obtain an Acceptable Loan Facility, it will provide the Borrower with written notice of such determination within five (5) Business Days of receipt of a Borrowing Notice for the Second Loan (the “Second Loan Lender Notice”) which notice shall set forth the commercially reasonable efforts taken by Lender to obtain an Acceptable Loan Facility, the funding sources consulted by Lender to obtain an Acceptable Loan Facility (subject to any applicable non-disclosure agreements), and the reason(s) Lender has determined that it cannot obtain an Acceptable Loan Facility. Subject to the Borrower obtaining a final, non-appealable order from a court of competent jurisdiction to the contrary, upon delivery of the Lender Notice, (i) Lender shall have no further obligation or commitment to the Borrower to fund any other Loans (other than the First Loan) under this Secured Note, and (ii) Lender shall have no liability to the Borrower for any claims, actions, causes of action, proceedings, obligations, liabilities, losses and/or damages of any kind or character, whether in law or in equity, for not funding the requested Second Loan or for any other purported breaches by Lender of its obligations under this Secured Note. As used herein, “commercially reasonable efforts” shall exclude the provision, in connection with obtaining an Acceptable Loan Facility, of any personal or other guarantees by any principals of Lender or by other any Releasee (as defined below) or the pledging of any assets by any principals of Lender or by other any Releasee (other than Lender); and
(i)Prior to the funding of the Second Loan, the Director Lenders shall have delivered the Director Lender Releases to Lender.
22.Release. Effective as of the Borrowing Date of the First Loan, the Borrower, for itself and its affiliates and their respective directors, managers, shareholders, members, officers, employees, counsel, accountants, investors, financial advisors, agents, consultants and other advisors and successors and assigns (collectively, the “Releasing Persons”), does hereby and forever irrevocably release and discharge the Lender and each of its past, present and future affiliates and their respective directors, managers, shareholders, members, officers, employees, counsel, accountants, investors, financial advisors, agents, consultants and other advisors (each a “Releasee”), from any and all claims, actions, causes of action, proceedings, judgments, debts, rights, interests, obligations, liabilities and all other losses and damages of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought, whether in law or in equity, whether in contract or in tort or otherwise, that such Releasing Person now has, has ever had or may hereafter have against any Releasee, in each case, which arises out of or relates to events, circumstances or actions occurring, existing or taken prior to the date hereof in respect of this Secured Note or any of the transactions contemplated hereby (each, a “Released Claim”); provided, however, that the

Released Claims shall not include a release of any of the Borrower’s rights, or any of Lender’s obligations, under this Secured Note. Each Releasing Person further covenants and agrees
(a)that it will not, and will cause its affiliates not to, take any action inconsistent with this Section (including commencing any action or proceeding in respect of, or directly or indirectly transferring to another person or entity, any Released Claim). This Section shall survive the Maturity Date, the payment in full of the Obligations, or conversion to Common Stock, and the termination of this Secured Note, is intended for the benefit of and may be enforced directly by each of the Released Persons and is binding on all successors and assigns of the Releasing Person. The Borrower represents and warrants that no portion of any Released Claim has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law. Furthermore, the Borrower also represents and warrants that it will not fund, support, or cooperate with any claims by third parties against the Releasees related to the Released Claims.
23.Confidentiality. Each party shall hold, and shall use commercially reasonable efforts to cause its affiliates, and its and their respective Representatives (as defined below) to hold, in strict confidence from any person or entity (other than any such affiliate or Representative) the terms and conditions of this Secured Note and any facts or other information related to this Secured Note, unless (i) such party is required to disclose such information by applicable law, rule or regulation; (ii) such information is disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, or (iii) the party to whom disclosure of this Secured Note is made has executed a confidentiality agreement with Borrower. As used herein, “Representatives” means directors, managers, shareholders, members, officers, employees, counsel, accountants, lenders, investors, financial advisors, consultants, and other advisors, in each case with respect to the transactions contemplated by this Secured Note.
24.Fees and Expenses of Enforcement. In connection with an Event of Default, the Borrower agrees to pay and shall pay, on demand, in addition to unpaid principal and interest and/or interest at the default rate, all of the fees, costs, and expenses incurred by the Lender in attempting or effecting collection or enforcement hereunder, including, but not limited to, the reasonable fees and expenses of any attorneys or agents engaged by the Lender in connection therewith, whether or not suit or other legal action is instituted or taken.
25.Waivers. The Borrower hereby waives presentment, demand, notice, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default, or enforcement of this Secured Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, if any, and to the addition or release of any other party or person primarily or secondarily liable.
26.GOVERNING LAW. THE BORROWER AND THE LENDER EACH IRREVOCABLY AND UNCONDITIONALLY AGREE THAT THE OBLIGATIONS OF THE BORROWER AND THE RIGHTS AND REMEDIES OF THE LENDER UNDER THIS SECURED NOTE, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS SECURED NOTE OR THE

TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).
27.Jurisdiction. The Borrower and the Lender hereby irrevocably and unconditionally submit to the jurisdiction of any state or federal court located in Delaware, in any action or proceeding arising out of or relating to this Secured Note. The Borrower and the Lender hereby irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, (a) any objection that they may now or hereafter have to the laying of venue of any suit, action, or proceeding arising out of this Secured Note in any state or federal court located in Delaware, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
28.JURY TRIAL. THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SECURED NOTE OR THE ACTIONS OF THE BORROWER OR THE LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
29.PREJUDGMENT REMEDIES. THE BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS SECURED NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER THE DELAWARE STATUTES, OR AS OTHERWISE ALLOWED BY LAW OR ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE LENDER MAY DESIRE TO USE.
30.LIMITATION ON LIABILITY. TO THE GREATEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY WAIVES ALL RIGHTS TO THE ASSERTION OR RECOVERY OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE LENDER IN CONNECTION WITH THIS SECURED NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EVIDENCING OR SECURING THIS SECURED NOTE. THE BORROWER SHALL HAVE NO CLAIMS FOR ANY ACTS OR OMISSIONS OF THE LENDER OTHER THAN THOSE CONSTITUTING GROSS NEGLIGENCE OR INTENTIONALLY WRONGFUL CONDUCT.
31.Entire Agreement. This Secured Note, together with all other instruments, agreements, and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, and inducements, whether express or implied, oral or written. This Secured Note may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no oral agreements between the parties. Each of the exhibits and schedules attached hereto are incorporated into this Secured Note and by this reference made a part hereof.
32.Amendments. No modification, amendment, or other revision of the provisions of this Secured Note shall be binding unless in writing and signed by the Lender and Borrower. No omission or delay by the Lender in exercising or continuing any right, remedy, or power under this Secured Note shall impair the exercise or continuation of any such right, remedy, or power or be construed to be a waiver of any default or Event of Default to be an acquiescence therein.
33.Severability. In the event that any one or more of the provisions of this Secured Note are deemed to be invalid, illegal, or otherwise unenforceable in any respect, (i) the validity, legality, and enforceability of the remaining provisions shall not in any manner be affected or impaired thereby and (ii) the parties hereto shall endeavor in good-faith negotiations to replace any prohibited or unenforceable provisions with valid and enforceable provisions, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provisions.
34.Representation by Counsel; Drafting. The Borrower has been provided the opportunity to be represented by counsel of its choice in connection with this Secured Note. The Borrower has executed this Secured Note freely and without coercion or duress. This Secured Note shall be deemed to have been drafted by both parties hereto and no presumptions shall be made against either party based on the actual drafting of this Secured Note or any provision of this Secured Note.
35.Binding Nature of Obligations; Assignment. This Secured Note shall be binding upon the Borrower and its successors and permitted assigns and shall inure to the benefit of the Lender and its successors, assigns, and transferees. This Secured Note may be transferred or assigned by the Lender, in whole or in part, in its sole discretion. The Borrower may not assign this Secured Note or delegate any of its obligations hereunder without the prior written consent of Lender, which consent may be withheld or conditioned in the sole discretion of Lender, and any assignment made in violation of this provision is void.
36.Survival. Sections l5-18, 20(h), and 21-34 shall survive the termination or repayment in full of this Secured Note.
IN WITNESS WHEREOF, this Secured Note has been executed and delivered by its duly authorized representative as of the date first written above.
BORROWER:
MOMENTUS INC.
By: /s/ John Rood
Name: John Rood
Title: CEO

LENDER:
SPACE INFRASTRUCTURES VENTURES, LLC
By: /s/ Jose Alonso
Name: Jose Alonso
Title: President

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